Exhibit 10.2

PRGX GLOBAL, INC.

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

Effective as of

June 24, 2014

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

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Page

10.04 Receipt or Release	16

10.05 Governing Law	16

10.06 Gender, Tense and Examples	16

10.07 Successors and Assigns; Non-alienation of Benefits	17

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ARTICLE I

INTRODUCTION

PRGX Global, Inc. (the “Company”) has established the PRGX Global, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”) to permit non-employee members of the Company’s Board of Directors to defer the receipt of common stock otherwise payable under certain equity awards that such directors may receive under the Company’s equity incentive programs.

This document sets forth the terms of the Plan and specifies (i) the non-employee directors of the Company who are eligible to make deferrals, (ii) the procedures for electing to defer the receipt of common stock otherwise payable under certain equity awards granted to such non-employee directors and (iii) the Plan’s provisions for maintaining and paying out amounts that have been deferred.

ARTICLE II

DEFINITIONS

When used in this Plan, the following underlined terms shall have the meanings set forth below:

2.01 Affiliate.

Any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Code, except that, in making any such determination, fifty percent (50%) shall be substituted for eighty percent (80%) under such Code Sections and the Treasury Regulations thereunder.

2.02 Beneficiary.

The person or persons properly designated by the Participant, as determined by the Plan Administrator or its delegate, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death. To be effective, the Beneficiary designation must be in writing, signed by the Participant, and filed with the Plan Administrator or its delegate prior to the Participant’s death. Additionally, the designation must meet such other standards as the Plan Administrator shall require from time to time. If no designation is validly in effect at the time of the Participant’s death or if all designated Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be his or her spouse. If the Participant has no spouse or if the Participant’s spouse has predeceased the Participant, then the Participant’s Beneficiary shall be his or her children (paid on a per stirpes basis). If the Participant has no children or if the Participant’s children have predeceased the Participant, then the Participant’s Beneficiary shall be his or her estate. A Beneficiary designation of an individual by name (or name and relationship) remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “spouse,” that does not give the name of the spouse) shall designate whoever is the person in that relationship to the Participant at his or her death. An individual who is otherwise a Beneficiary with respect to a Participant’s Deferral Subaccount ceases to be a Beneficiary when all payments have been made from the Deferral Subaccount.

2.03 Board.

The Board of Directors of the Company.

2.04 Change in Control.

Change in Control means the occurrence of any of the following events:

(a) The accumulation in any number of related or unrelated transactions by any Person of beneficial ownership (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of fifty percent (50%) or more of the combined voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of fifty percent (50%) or more of the voting power of the Company’s voting stock results from any acquisition of voting stock (i) by the Company, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iii) by any Person pursuant to a merger, consolidation or reorganization (a “Business Combination”) that would not cause a Change in Control under subsection (b) below; or

(b) Consummation of a Business Combination, unless, immediately following that Business Combination, all or substantially all of the Persons who were the beneficial owners of voting stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the combined voting power of the Company’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of the Company; or

(c) Less than a majority of the members of the Board of Directors of the Company or any entity resulting from a Business Combination are Incumbent Board Members; or

(d) A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above; or

(e) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above; or

(f) Any other transaction or event that the Board identifies as a Change in Control for purposes of the Plan.

Notwithstanding the above, no such event shall constitute a Change of Control unless such applicable event also qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, in each case, within the meaning of Section 409A(a)(2)(A)(v) of the Code and the Treasury Regulations promulgated thereunder.

2.05 Code.

The Internal Revenue Code of 1986, as amended from time to time.

2.06 Common Stock.

The common stock, no par value per share, of the Company.

2.07 Company.

PRGX Global, Inc., a corporation organized and existing under the laws of the State of Georgia, or its successor or successors.

2.08 Deferral Account.

The account maintained for the Participant on the books of the Company to determine, from time to time, the Participant’s interest under this Plan. Each Participant’s Deferral Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.01. Where appropriate, a reference to the Participant’s Deferral Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.09 Deferral Subaccount.

A subaccount of the Participant’s Deferral Account maintained to reflect his or her interest in the Plan attributable to each separate deferral under Section 4.01 of the Participant.

2.10 Director.

A Director serving on the Board who is not also an Employee.

2.11 Dividend Equivalent.

A Dividend Equivalent shall be provided to reflect the dividends paid in cash or other property on actual shares of Common Stock after the deferred Equity Compensation is credited to the Participant’s Deferral Subaccount. The amount of the Dividend Equivalent shall be determined by the Plan Administrator or its delegate based on the dividends the Participant’s Deferral Subaccount would receive if it held actual shares equal in number to the Stock Units credited to the Participant’s Deferral Subaccount on the record date of the actual dividend. The Dividend Equivalent shall be the right to receive additional shares of Common Stock by converting any dividends paid in cash or other property into Stock Units based upon the closing price of the Common Stock as of the date the dividends otherwise would have been paid if the Deferral Subaccount held actual shares equal to the Stock Units credited to the Participant’s Deferral Subaccount on the record date of the actual dividend.

2.12 Election Form.

The form prescribed by the Plan Administrator or its delegate on which the Participant specifies the amount of his or her Equity Compensation to be deferred pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly contemplated that the Plan Administrator or its delegate may adopt such technologies, including voice response systems, emails, electronic forms and internet or Intranet sites, as it deems appropriate from time to time.

2.13 Employee.

Any person who is classified by the Company or an Affiliate as an employee of the Company or Affiliate.

2.14 Equity Compensation.

A restricted stock unit award, stated with respect to a specified number of shares of Common Stock, that entitles the Director to receive one share of Common Stock with respect to each restricted stock unit that becomes payable under the terms and conditions of the Company’s equity incentive plan and the applicable award agreement.

2.15 Equity Compensation Dividend Equivalent.

An Equity Compensation Dividend Equivalent also shall be provided to reflect the dividends paid in cash or other property on actual shares of Common Stock prior to the time the deferred Equity Compensation is credited to the Participant’s Deferral Subaccount (but only to the extent the Participant has the right to receive such dividends pursuant to the terms of the Equity Compensation). The amount of the Equity Compensation Dividend Equivalent shall be determined by the Plan Administrator or its delegate based on the dividends the Participant would receive if he or she held actual shares equal in number to the number of shares subject to the Equity Compensation with respect to which the Participant has made a deferral election on the record date of the actual dividend (provided the terms of the Equity Compensation provided for such dividend payments to the Participant). The Equity Compensation Dividend Equivalent shall be the right to receive additional shares of Common Stock by converting any dividends paid in cash or other property into Stock Units based upon the closing price of the Common Stock as of the date the dividends otherwise would have been paid to the Participant (whether at the time the dividends are to be paid to shareholders generally or the later date at which payment would have been made to the Participant pursuant to the terms of the Equity Compensation had the Participant not made a deferral election) if the Participant held actual shares equal to the number of shares subject to the Equity Compensation with respect to which the Participant has made a deferral election on the record date of the actual dividend.

2.16 ERISA.

The Employee Retirement Income Security Act of 1974, as amended from time to time.

2.17 Incumbent Board Member.

Incumbent Board Member means an individual who either is (a) a member of the Board as of the effective date of the adoption of this Plan or (b) a member who becomes a member of the Board subsequent to the date of the adoption of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least sixty percent (60%) of the then Incumbent Board Members (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Securities Exchange Act of 1934) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

2.18 Participant.

Any Director who is eligible to participate in this Plan in accordance with Section 3.01 and who has filed an Election Form in accordance with Article IV (including, as applicable, any former Director who filed an Election Form in accordance with Article IV and has a Deferral Subaccount at the time the Director separates from service).

2.19 Person.

Person means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

2.20 Plan.

PRGX Global, Inc. Deferred Compensation Plan for Non-Employee Directors, as set forth herein and as it may be amended and restated from time to time.

2.21 Plan Administrator.

The Nominating and Corporate Governance Committee of the Board unless the Board appoints itself or some other committee of the Board to serve as the Plan Administrator. If the Board appoints a committee of the Board other than the Nominating and Corporate Governance Committee to serve as the Plan Administrator, such committee shall consist of two or more Directors, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent directors” under the rules of any securities exchange or automated quotation system on which the shares of common stock of the Company are listed, quoted or traded. The Plan Administrator shall be subject to such conditions, in each case as the Board deems appropriate, to permit transactions in securities (including derivative securities) of the Company pursuant to the Plan to satisfy such conditions of Rule 16b-3 as may then be in effect.

2.22 Plan Year.

The 12-consecutive month period beginning on January 1 and ending on December 31.

2.23 Section 409A.

Section 409A of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

2.24 Stock Unit.

A bookkeeping entry representing the equivalent of one share of Common Stock that is payable in accordance with the terms of this Plan. A Stock Unit will be credited to the Participant’s Deferral Subaccount for each actual share of Common Stock deferred under the Plan at the same time as the actual shares of Common Stock otherwise would have been paid to the Participant in connection with the Participant’s Equity Compensation absent the deferral.

2.25 Termination from Service.

Termination from Service means the date the participant ceases to be a Director on account of a separation from service within the meaning of Section 409A.

2.26 Unforeseeable Emergency.

A severe financial hardship to the Participant resulting from

(a) An illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code);

(b) Loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

(c) Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (e.g., the imminent foreclosure of the mortgage on the Participant’s primary residence or eviction from the Participant’s primary residence, the need to pay for medical expenses, including non-refundable deductibles and the costs of prescription drug medication, and funeral expenses of the Participant’s spouse, Beneficiary, or dependent (as defined above) may constitute an Unforeseeable Emergency).

The Plan Administrator or its delegate shall determine the occurrence of an Unforeseeable Emergency in accordance with Section 409A and the applicable provisions of the Treasury Regulations.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.01 Eligibility to Participate.

Participation in the Plan is voluntary and limited to Directors who timely file an Election Form in accordance with Article IV. Each Director becomes a Participant on the date that the Director is granted Equity Compensation which is subject to deferral pursuant to an Election Form submitted by the Director to the Plan Administrator or its delegate in accordance with Section 4.01.

3.02 Termination of Eligibility.

A Participant’s eligibility to make future deferrals under Section 4.01 shall terminate upon his or her Termination from Service.

3.03 Termination of Participation.

An individual who is a Participant under the Plan ceases to be a Participant on the date (i) he or she no longer has any Equity Compensation which is subject to deferral under the Plan and (ii) his or her Deferral Account is fully paid out.

ARTICLE IV

DEFERRAL OF COMPENSATION

4.01 Deferral Elections.

(a) Each Director may make an election to defer under the Plan any whole percentage of his or her Equity Compensation (up to 100 percent or such lower percentage as determined by the Plan Administrator or its delegate), in the manner described herein.

(b) Notwithstanding the above, the Plan Administrator in its discretion may implement rules and procedures from time to time that allow Participants: (i) to elect to defer Equity Compensation in amounts other than whole percentages, such as in whole dollar amounts or whole shares of Common Stock, or (ii) to specify a maximum that would limit the percentage of Equity Compensation they can defer.

(c) To be effective, a Participant’s Election Form must set forth the amount of the Participant’s Equity Compensation to be deferred (as required by the Plan Administrator), the deferral period under Section 4.03, the form of payment under Section 4.04, the Participant’s Beneficiary designation, and any other information that may be required by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.02 below.

(d) A deferral of Equity Compensation shall also constitute an election to defer under the Plan any dividends paid on actual shares of Common Stock, prior to the time the deferred Equity Compensation is credited to the Participant’s Deferral Subaccount, that the Director otherwise would be eligible to receive pursuant to the terms of the Director’s Equity

Compensation that is to be deferred under the Plan. The Equity Compensation Dividend Equivalents shall be awarded in the form of Stock Units (dividends awarded in cash or other property shall be converted by the Company to Stock Units) and allocated to the Participant’s Deferral Subaccount at the same time as such applicable dividends otherwise would have been paid to the Participant in connection with the Equity Compensation absent the deferral. The Equity Compensation Dividend Equivalents will be treated consistently with the deferral election for the Equity Compensation with respect to which the Equity Compensation Dividend Equivalents relate.

4.02 Time and Manner of Deferral Election.

(a) Deferrals of Equity Compensation. Subject to subsection (b), the Participant must make a deferral election with respect to his or her Equity Compensation no later than the close of the Plan Year immediately preceding the Plan Year in which the Participant commences the services for which the Equity Compensation is being paid. For example, if Equity Compensation is to be awarded in 2015 for services to commence in 2015, the election must be made by December 31, 2014 even if the Equity Compensation would not otherwise be payable until 2016 or later.

(b) Initial Eligibility. A Director who becomes newly eligible to participate during a Plan Year may make a deferral election with respect to his or her Equity Compensation that is payable for services performed in such Plan Year following the date on which the election is effective and irrevocable so long as the deferral election: (i) is made within thirty (30) days after the date the individual becomes a Director (or, in case of the Plan year in which the Plan is initially adopted, prior to the date the Board adopts the Plan) and (ii) is limited to the maximum portion of such Plan Year’s Equity Compensation as may deferred under Section 409A. An individual will be considered newly eligible for purposes of this subsection if (i) he or she was not previously a Director during prior Plan Years and was not eligible to participate in any plan of the Company or any Affiliate that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c); or (ii) he or she was previously eligible to participate in the Plan or a plan required to be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) and either (A) all amounts deferred under the first plan have been paid to the individual and, before the date of the last payment, the individual became ineligible to accrue new benefits; or (B) such individual has been ineligible to participate in the applicable plan for a period of 24 months, even if he or she is still entitled to distributions from the plan related to the previous participation. The Plan Administrator has the sole discretion to determine whether a Director is initially eligible to make an election under this section consistent with Treasury Regulation Section 1.409A-2(a)(7).

(c) General Provisions. A deferral election must be made by each Director that wishes to defer under the Plan. If a Participant fails to file a properly completed and executed Election Form with the Plan Administrator or its delegate by the prescribed time, he or she will be deemed to have elected not to defer any Equity Compensation for the applicable Plan Year. An election is irrevocable once received by the Plan Administrator or its delegate. Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted once an election has become irrevocable. Notwithstanding the preceding provisions of this section, to the extent necessary because of circumstances beyond the control of the

Participant and in the interests of orderly Plan administration (or to avoid undue hardship to a Participant), the Plan Administrator may grant an extension of any election period or may permit the complete revocation of an election, but such extension or revocation shall not permit an election or revocation to be made after the latest time permissible under Section 409A.

(d) Beneficiaries. To be considered complete, the first Election Form filed by the Participant shall designate the Beneficiary to receive payment, in the event of the Participant’s death, of the amounts credited to the Participant’s applicable Deferral Subaccounts. A Beneficiary designation made on a subsequent Election Form or through a separate Beneficiary designation shall apply on an aggregate basis to all of the Participant’s Deferral Subaccounts. However, the Participant’s Beneficiary designation shall only be effective if it is signed by the Participant and filed with the Plan Administrator or its delegate prior to the Participant’s death, and if it meets such other standards as the Plan Administrator or its delegate shall require from time to time. A Beneficiary is paid in accordance with the terms of the Participant’s Election Form, as interpreted by the Plan Administrator or its delegate in accordance with the terms of this Plan.

(e) Evergreen. A Participant’s election for one year will remain in effect for subsequent years unless the Participant affirmatively revokes or changes his or her deferral election for the later year by the December 31 immediately prior to the year for which the Participant wishes the revocation or change to be effective.

4.03 Initial Period of Deferral.

A Director making a deferral election shall specify the deferral period on his or her Election Form by designating either (i) the date the Director has a Termination from Service, (ii) a date certain as designated by the Participant as the specific payout date on which his or her deferral shall be distributed (e.g., an actual future date or objectively determinable date such as the date the Director attains a certain age), or (iii) the earlier of either such dates, subject to the provisions of Article VI, as the date payment is to be made or commence. Such selected payout date shall not be less than one year from the date on which the Equity Compensation would otherwise have been paid. In the event that the payout date selected in accordance with this Section occurs prior to one year from the date the Equity Compensation would otherwise have been paid, the Participant’s scheduled payout date shall be on such first anniversary.

4.04 Initial Form of Payment.

A Director making a deferral election may specify the form of payment on his or her Election Form by designating either a lump sum payment or installment payments for up to five (5) consecutive years, subject to the provisions of Article VI. If an eligible Director fails to make a form of payment election on the Election Form, his or her form of payment shall be deemed to be a lump sum payment.

4.05 Subsequent Revisions to Deferral Period or Form of Payment.

A Participant may make an election to change the deferral period or form of payment (or both) that applies to a Deferral Subaccount provided that such election

(a) does not take effect until at least twelve (12) months following the date on which such election to delay or change is made;

(b) other than for distributions that are made with respect to, and following, events listed in Section 6.03, such election postpones such payment for a period of not less than five (5) years from the date such payment otherwise would have been made; and

(c) such election is made not less than twelve (12) months prior to the otherwise scheduled payment date.

For a Participant who elects to receive the distribution of his or her Deferral Subaccount in annual installments, such election shall be treated as a single distribution for this purpose. So long as the Participant qualifies under this section to change his or her period of deferral and/or form of payment, there is no limit on the number of elections that may be made under this section. Any form of payment elected under this section must be authorized and available to the Participant under the terms of Section 4.04. This section shall not apply to a Beneficiary.

4.06 Dividend Equivalents.

An election under this Article IV to defer Equity Compensation shall also be considered an election to defer any Dividend Equivalents that are payable upon any Stock Units credited to the Participant’s Deferral Subaccount. The Dividend Equivalents shall be awarded in the form of Stock Units (dividends awarded in cash or other property shall be converted by the Company to Stock Units) and allocated to the Participant’s Deferral Subaccount at the same time as such applicable dividend is payable to shareholders generally. The Dividend Equivalent will be treated consistently with the deferral election for the Equity Compensation with respect to which the Dividend Equivalents relate.

ARTICLE V

VESTING OF THE PARTICIPANT’S DEFERAL ACCOUNT

Each Director’s Deferral Account shall be fully vested at all times under the Plan.

ARTICLE VI

DISTRIBUTIONS

6.01 General.

The Participant’s Deferral Account shall be distributed as provided in this Article. In no event shall any portion of the Participant’s Deferral Account be distributed earlier or later than is allowed under Section 409A.

6.02 Distribution Pursuant to Deferral Election.

Subject to the provisions in this Article VI, with respect to a specific deferral, distribution of such deferral to a Participant shall commence as soon as practicable (and no later than thirty (30) days) after the Participant’s scheduled payout date (but in no event later than the later of (i) December 31st of the year that includes the scheduled payout date or (ii) two and a half months following the scheduled payout date). A Participant’s scheduled payout date shall be the specific payout time or date elected by the Participant in his or her deferral election in accordance with Section 4.03. Distributions of Stock Units shall be paid in shares of Common Stock from any pool of shares of Common Stock available under any of the Company’s equity incentive plans, except that the Plan Administrator shall retain the discretion to make the payments due under this Article VI with respect to (i) Equity Compensation Dividend Equivalents, (ii) Dividend Equivalents and/or (iii) fractional shares of Common Stock in shares of Common Stock, cash, or a combination of shares of Common Stock and cash (by converting any Stock Units to be paid in cash based upon the closing price of the Common Stock as of the date the shares of Common Stock otherwise would have been paid to the Participant).

6.03 Acceleration of Payments.

Pursuant to the rules and provisions of this Section 6.03, payment of one or more specific deferrals shall be made earlier than specified in Section 6.02 to the extent set forth below.

(a) Change in Control Payments. If a Change in Control occurs, each Participant’s Deferral Account shall be distributed in a single lump sum as soon as practicable (and no later than thirty (30) days) after a Change in Control.

(b) Unforeseeable Emergency. If the Participant believes an Unforeseeable Emergency has occurred, the Participant may file a written request with the Plan Administrator for accelerated payment of all or a portion of the amount credited to his or her Account. After a Participant has filed a written request pursuant to this subsection, along with all supporting material, the Plan Administrator or its delegate shall determine within 60 days (or such other number of days if special circumstances warrant additional time) whether the Participant meets the criteria for an Unforeseeable Emergency. If the Plan Administrator or its delegate determines that an Unforeseeable Emergency has occurred, the Participant shall receive a distribution from his or her Account as soon as administratively practicable. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan. This section shall be interpreted in a manner consistent with Section 409A and applicable provisions of the Treasury Regulations.

(c) Cash-outs of Small Amounts. Subject to the remaining sentences of this subsection, if (i) the Participant incurs a Termination from Service, and (ii) the total value of all of the Participant’s Deferral Subaccounts, following the Termination from Service, is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code ($17,500 for 2014), the Company reserves the right to distribute all of the Participant’s Deferral Subaccounts to the Participant as a single lump sum as soon as practicable (and no later than thirty (30) days) after the Participant’s Termination from Service. The foregoing sentence only applies if the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including any plan of the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c). To the extent required under Section 409A, a Deferral

Subaccount shall not be distributed under this subsection before the end of the minimum period of additional deferral that is applicable to the Deferral Subaccount under Section 4.03. If the preceding sentence delays payout of a distribution, payout shall be made as soon as practicable after the minimum period of deferral. By no later than the date payment is made, the Company must specify in writing that it is exercising its discretion to make the payment in form of a single lump sum payment under this subsection 6.03(c).

(d) Death. Upon a Participant’s death, the Participant’s Account shall be distributed in a single lump sum to his or her Beneficiary as soon as practicable (and no later than thirty (30) days) after the Participant’s death.

6.04 Determination of Installments.

The amount of the Participant’s Deferral Subaccount to be distributed in connection with any installment payment shall be determined by dividing the number of Stock Units credited to the Participant’s Deferral Subaccount as of the payment date by the remaining number of installments to be paid with respect to such Deferral Subaccount (rounded down to the nearest whole share).

ARTICLE VII

ADJUSTMENT UPON CHANGE IN COMMON STOCK

Stock Units deferred under the Plan shall be adjusted as the Plan Administrator shall determine to be equitably required in the event (i) there occurs a reorganization, recapitalization, stock split, spin-off, split-off, stock dividend, issuance of stock rights, combination of shares, merger, consolidation, or distribution to stockholders other than a dividend in cash or other property, or (iii) there occurs any other transaction or event which, in the judgment of the Plan Administrator necessitates such action. In that respect, the Plan Administrator shall make such adjustments as are necessary in the number of Stock Units credited under the Plan and such other adjustments as are appropriate in the discretion of the Plan Administrator. Notwithstanding the foregoing, the conversion of one or more outstanding shares of Common Stock or convertible debentures that the Company may issue from time to time into Common Stock shall not in and of itself require any adjustment under this section. In addition, the Plan Administrator may make such other adjustments to the extent equitable and necessary to prevent an enlargement or dilution of the Participant’s rights thereunder as a result of any such event or similar transaction. Any determination made under this section by the Plan Administrator shall be final and conclusive with respect to all parties.

ARTICLE VIII

PLAN ADMINISTRATION

8.01 Plan Administrator.

The Plan Administrator is responsible for the administration of the Plan.

8.02 Action.

Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s legal department determines are legally permissible.

8.03 Powers of the Plan Administrator.

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b) Exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Deferral Accounts;

(c) To compute and certify to the Company the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d) To authorize all disbursements by the Company pursuant to this Plan;

(e) To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g) To delegate, or authorize its delegates to delegate, to other individuals or entities from time to time the performance of any of its or its delegates’ duties or responsibilities hereunder;

(h) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(i) Notwithstanding any other provision of this Plan, the Plan Administrator may take any action it deems appropriate in furtherance of any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include, but are not limited to, altering the effective date of allocations or distributions of Accounts or Deferral Subaccounts.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (i) such discretion is not expressly granted by the Plan provisions in question, or (ii) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

8.04 Compensation, Indemnity and Liability.

The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Company. To the extent deemed appropriate by the Plan Administrator (and permitted by Section 409A), any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Company. No member of the Plan Administrator, and no individual acting as the delegate of the Plan Administrator, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Company will indemnify and hold harmless each member of the Plan Administrator and any employee of the Company (or an affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Plan Administrator against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her membership on the Administrator (or his or her serving as the delegate of the Plan Administrator), excepting only expenses and liabilities arising out of his or her own willful misconduct.

8.05 Taxes.

The Participant is responsible for paying all federal, state, and local income or business taxes, including estimated taxes, self-employment and any other taxes, fees, additions to tax, interest or penalties which may be assessed, imposed, or incurred as a result of distributions or payments made to the Participant pursuant to the Plan.

8.06 Compliance with Section 409A.

The intent of the Company is that payments and benefits under this Plan comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Neither the Plan Administrator, the Company nor any Affiliate nor any of their officers, employees or directors shall be liable to any Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any deferral under this Plan is subject to taxes, penalties or interest as a result of failing to comply with Section 409A. The Plan is maintained primarily for the purpose of providing deferred compensation for non-employee Directors of the Company.

ARTICLE IX

AMENDMENT AND TERMINATION

9.01 Amendments.

The Plan Administrator has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions, provided that such amendments do not cause the Plan to fail to comply with Section 409A and further provided that the officers of the Company shall have the authority to modify or amend the Plan to make ministerial changes that do not have an adverse financial impact to the Company with respect to the Plan. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Deferral Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Plan Administrator. All Participants and Beneficiaries shall be bound by any such amendment.

9.02 Termination of Plan.

The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Plan Administrator, reserves the right to discontinue, terminate and/or liquidate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State), provided that such termination and/or liquidation is done in compliance with Section 409A. Termination and/or liquidation of the Plan will be binding on all Participants and their Beneficiaries, but in no event may such termination and/or liquidation reduce the amounts credited at that time to any Participant’s Deferral Account (other than as the result of the liquidation of the Deferral Account). If this Plan is terminated and liquidated (in whole or in part), the applicable resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed.

ARTICLE X

MISCELLANEOUS

10.01 Limitation on Participant’s Rights.

Participation in this Plan does not give any Participant the right to continue to serve as a Director (or any right or interest in this Plan or any assets of the Company other than as herein provided). In the event of a Participant’s Termination from Service, the Participant shall not have any claim against the Company under this Plan, except for a claim for payment of his or her deferrals as provided herein.

10.02 Unfunded Obligation.

The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Company. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither the Participant, any Beneficiary, nor any other person shall have any property interest, legal or equitable, in any Company asset. This Plan creates only a contractual obligation, if any, on the part of the Company, and the Participant has the status of a general unsecured creditor of the Company with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Company. However, nothing herein shall prevent the Company from establishing one or more grantor trusts that meet the requirements of IRS Revenue Procedure 92-64 from which benefits due under this Plan may be paid.

10.03 Other Plans.

This Plan shall not affect the right of any Participant to participate in and receive benefits under and in accordance with the provisions of any other benefit plans which are now or hereafter maintained by the Company, unless the terms of such other benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

10.04 Receipt or Release.

Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company. The Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect (provided that, to the extent the Company or the Plan Administrator require a Participant to execute a release, the release requirement shall be structured in a manner that complies with Section 409A). Such release, with the period for revoking same having already expired, must be provided to the Company on or after, but no later than sixty (60) days following, the event causing the payment to become due. If the Plan Administrator requires a release pursuant to this Section 9.04 and the sixty (60) day period to execute the release and allow for the period to revoke same to expire extends over two calendar years, the payment in all events shall occur and be treated as paid in the later calendar year regardless of when the executed release is returned to the Plan Administrator.

10.05 Governing Law.

This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia (other than its laws relating to choice of law). If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.06 Gender, Tense and Examples.

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.07 Successors and Assigns; Non-alienation of Benefits.

This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.